Exhibit 10.3

AMENDMENT

TO

VERID, INC.

2006 INCENTIVE COMPENSATION PLAN

June 1, 2007

In accordance with resolutions adopted by the Board of Directors of Verid, Inc. on May 24, 2007, the 2006 Incentive Compensation Plan (the “Plan”) is amended as follows:

The Plan is hereby amended to add a new Section 9(a)(v) as follows:

“(v) To the extent an Option is assumed or substituted for by the successor company upon a Change in Control, if the Participant is an Employee and the Participant’s employment is terminated by the Company, the successor company or its affiliates without Cause within twelve (12) months following the Change in Control, then such Option shall become fully vested and exercisable as of the date of the Participant’s termination of employment.”